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                                                                EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Eldorado Bancorp:

We consent to incorporation by reference in the registration statements (Nos. 333-00091, 033-60893, 2-73352, 33-31416, 33-46375 and 33-49482) on Form S-8 of
Eldorado Bancorp of our report dated February 5, 1997, relating to the consolidated balance sheets of Eldorado Bancorp and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Eldorado Bancorp.

Our report on the consolidated financial statements of the Company, dated February 5, 1997, contains an explanatory paragraph that states that the Company changed its method of accounting for investments in debt and equity securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994, No. 114, Accounting by Creditors for Impairment of a Loan, as amended by No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures in 1995.


KPMG Peat Marwick LLP


Orange County, California
March, 20, 1997